Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND NOTES

The following unaudited pro forma condensed combined financial information and notes illustrate the effect of the merger on the consolidated financial position and results of operations of Alerus Financial Company (the “Company”) and HMN Financial, Inc. (“HMNF”) based upon the companies’ respective historical consolidated financial positions and results of operations under the acquisition method of accounting with Alerus Financial Corporation treated as the acquirer. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of the Company and HMNF. The historical consolidated financial statements of the Company are included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. The historical consolidated financial statements of HMNF are attached as Exhibit 99.2 and Exhibit 99.3 to the Current Report on Form 8-K/A filed by the Company with the Securities and Exchange Commission on December 19, 2024.

In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of HMNF will be recorded by the Company at their estimated fair values as of the acquisition date. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the merger, as if the transaction had occurred on September 30, 2024. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2024 and the year ended December 31, 2023 assume the merger took place on January 1, 2023.

The unaudited pro forma condensed combined financial information includes the Company’s estimated adjustments to record assets and liabilities of HMNF at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amounts allocated to goodwill and other assets and liabilities and may impact the Company’s statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The pro forma stockholders’ equity and net income should not be considered indicative of the market value of the Company common stock or the actual or future results of operations of the Company for any period. Actual results may be materially different than the pro forma information presented.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented. As stated above, the adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2024

(dollars in thousands, except per share data)

	Alerus Financial	HMN Financial,	Pro Forma		Pro Forma
	Corporation	Inc.	Adjustments	Reference	Combined
Assets
Cash and cash equivalents	$65,975	$11,970	$(23,817)	A	$54,128
Investment securities
Trading, at fair value	2,708	—	—		2,708
Available-for-sale, at fair value	466,003	190,125	187	B	656,315
Held-to-maturity, at amortized cost	281,913	—	—		281,913
Loans held for sale	13,487	3,470	(258)	C	16,699
Loans	3,032,343	867,975	(71,574)	D	3,828,744
Allowance for credit losses on loans	(39,142)	(11,313)	(6,908)	E	(57,363)
Net loans	2,993,201	856,662	(78,482)		3,771,381
Land, premises and equipment, net	18,790	15,958	2,096	F	36,844
Operating lease right-of-use assets	9,268	1,093	—		10,361
Accrued interest receivable	16,469	3,584	—		20,053
Bank-owned life insurance	35,793	—	—		35,793
Goodwill	46,783	—	58,966	G	105,749
Other intangible assets	13,186	—	29,448	H	42,634
Servicing rights	1,874	2,656	2,790	I	7,320
Deferred income taxes, net	33,054	6,036	12,070	J	51,160
Other assets	86,136	3,658	—		89,794
Total assets	$4,084,640	$1,095,212	$3,000		$5,182,852
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$657,547	$219,778	$—		$877,325
Interest-bearing	2,666,003	736,065	222	K	3,402,290
Total deposits	3,323,550	955,843	222		4,279,615
Short-term borrowings	244,700	12,700	—		257,400
Long-term debt	59,041	—	—		59,041
Operating lease liabilities	9,643	1,122	—		10,765
Accrued expenses and other liabilities	61,220	11,468	997	L	73,685
Total liabilities	3,698,154	981,133	1,219		4,680,506
Stockholders’ equity	386,486	114,079	1,781	M	502,346
Total liabilities and stockholders’ equity	$4,084,640	$1,095,212	$3,000		$5,182,852

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Income

for the Nine Months Ended September 30, 2024

(dollars in thousands, except per share data)

	Alerus Financial	HMN Financial,	Pro Forma		Pro Forma
	Corporation	Inc.	Adjustments	Reference	Combined
Interest income	$154,271	$36,988	$15,301	N	$206,560
Interest expense	85,510	14,802	—	O	100,312
Net interest income	68,761	22,186	15,301		106,248
Provision for credit losses	6,150	(476)	—		5,674
Net interest income after provision for credit losses	62,611	22,662	15,301		100,574
Noninterest income	81,057	6,598	—		87,655
Noninterest expense	120,218	26,828	3,614	P	150,660
Income (loss) before income tax expense (benefit)	23,450	2,432	11,686		37,568
Income tax expense (benefit)	5,604	831	2,805	Q	9,240
Net income (loss)	$17,846	$1,601	$8,882		$28,329
Per Common Share Data
Earnings per common share	$0.90	$0.37			$1.12
Diluted earnings per common share	$0.89	$0.37			$1.11
Average common shares outstanding	19,768,152	4,358,341	1,189,317		25,315,810
Diluted average common shares outstanding	20,037,101	4,382,116	1,165,542		25,584,759

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Income

for the Year Ended December 31, 2023

(dollars in thousands, except per share data)

	Alerus Financial	HMN Financial,	Pro Forma		Pro Forma
	Corporation	Inc.	Adjustments	Reference	Combined
Interest income	$164,883	$43,477	$18,537	N	$226,897
Interest expense	77,044	12,720	222	O	89,986
Net interest income	87,839	30,757	18,315		136,911
Provision for credit losses	2,057	713	8,288	R	11,058
Net interest income after provision for credit losses	85,782	30,044	10,027		125,853
Noninterest income	80,229	8,281	—		88,510
Noninterest expense	150,157	29,772	5,354	P	185,283
Income (loss) before income tax expense (benefit)	15,854	8,553	4,672		29,079
Income tax expense (benefit)	4,158	2,548	1,121	Q	7,827
Net income (loss)	$11,696	$6,005	$3,551		$21,252
Per Common Share Data
Earnings (loss) per common share	$0.59	$1.38			$0.83
Diluted earnings (loss) per common share	$0.58	$1.37			$0.83
Average common shares outstanding	19,922,440	4,350,215	1,197,443		25,470,098
Diluted average common shares outstanding	20,143,375	4,377,088	1,170,570		25,691,033

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

NOTE 1 Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the HMNF merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024 and the year ended December 31, 2023 give effect to the HMNF merger as if it had become effective on January 1, 2023. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.

NOTE 2 Purchase Price

Pursuant to the merger agreement, each issued and outstanding share of HMNF common stock was exchanged for 1.25 shares of Alerus common stock, with cash paid in lieu of fractional shares. After the merger was completed, based on the number of issued and outstanding shares of Alerus common stock and shares of HMNF common stock on September 30, 2024, 5,547,658 shares of Alerus common stock were issued as merger consideration. Based on the closing price of Alerus common stock on the Nasdaq Capital Market as of October 8, 2024, the trading day immediately preceding the merger, of $22.90, the merger consideration that an HMNF stockholder was entitled to receive for each share of HMNF common stock owned would be $28.63 with an aggregate transaction value of approximately $127.0 million.

NOTE 3 Pro Forma Adjustments to Unaudited Condensed Combined Financial Information

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.	Reflects the cash paid for transaction costs in buyer paid expenses and seller paid expenses as well as cash consideration in lieu for fractional shares.

B.	Adjustment to HMNF’s investment securities to reflect the estimated fair value.

C.	Adjustment to HMNF’s loans held for sale to reflect the estimated fair value.

D.	Adjustment to HMNF’s loans to reflect the estimated fair value.

E.	Adjustment to the allowance for credit losses (ACL) on loans to reflect the following (dollars in thousands):

Reversal of historical HMNF's ACL on loans	$11,313
Increase in ACL on loans for gross-up of estimated lifetime credit losses for purchased credit-deteriorated (PCD) loans	(10,930)
Provision for estimate of lifetime loan losses on non-PCD loans	(7,291)
$(6,908)

F.	Adjustment to HMNF’s premises and equipment to reflect the preliminary estimated fair value.

G.	To record goodwill of $59.0 million resulting from the difference between the purchase price and identifiable net assets as follows (dollars in thousands):

Purchase price allocation
Total deal consideration	$127,041
HMNF Net Assets at Fair Value
Assets
Cash and cash equivalents	(38)
Investment securities	190,312
Loans held for sale	3,212
Net loans	778,180
Land, premises and equipment	18,054
Operating lease right-of-use assets	1,093
Accrued interest receivable	3,584
Core deposit intangible	29,448
Servicing rights	5,446
Deferred income taxes	16,356
Other assets	3,658
Total assets	1,049,305
Liabilities
Deposits	956,065
Short-term borrowings	12,700
Accrued expenses and other liabilities	12,465
Total liabilities	981,230
Net assets acquired	68,075
Preliminary goodwill	$58,966

H.	To record core deposit intangible assets of $29.4 million which will be amortized on an accelerated basis over a period of 10 years.

I.	Adjustment to HMNF’s servicing rights to reflect the preliminary estimated fair value.

J.	Adjustment to net deferred tax assets to reflect tax effects of the purchase accounting adjustments.

K.	Adjustment to HMNF’s time deposits to reflect the preliminary estimated fair value.

L.	Adjustment to the ACL on unfunded commitments to reverse the HMNF ACL on unfunded commitments and record the new ACL on unfunded commitments under the Company’s CECL calculation.

M.

To record elimination of HMNF’s stockholders’ equity of $114.1 million, the issuance of 5,547,658 shares of Alerus common stock, transaction expenses (after-tax), and CECL day two loan provision (after-tax).

N.

To record estimated discount accretion on the HMNF loan portfolio and securities portfolio. The estimated loan discount accretion approximates a level yield over the remaining life of the respective loans. The estimated securities portfolio accretion calculated on a straight-line basis over a 2.1 year period.

O.	To record estimated premium amortization on the HMNF time deposits. The estimated time deposit premium amortization calculated on a straight-line basis over a 0.6 year period.

P.	To record estimated amortization expense of the HMNF core deposit intangible asset using the sum of the years digits method over a period of 10 years.

Q.	To record tax effects of the HMNF pro forma adjustments at an estimated tax rate of 24.0%.

R.	Adjustment to record the provision for allowance for credit losses on loans related to non-PCD acquired loans of $8.3 million for the year ended December 31, 2023.